Exhibit 99.1

Blucora Announces Appointment of Peter Mansour as President of InfoSpace

BELLEVUE, Wash. - August 28, 2014 - Blucora, Inc. (NASDAQ: BCOR) today announced the appointment of Peter Mansour as President of its InfoSpace subsidiary. As President, Mr. Mansour will oversee the operations of the InfoSpace Internet search business and the HowStuffWorks.com digital content business.

"I am pleased to welcome Peter to the Blucora team," said Bill Ruckelshaus, President and Chief Executive Officer of Blucora. "Peter is a seasoned executive who brings a wealth of experience in strategy, operational management and technology leadership. Peter understands the online advertising and media market and will be a fantastic new leader as we continue to evolve InfoSpace and HowStuffWorks. I look forward to working with Peter in the future."

Mr. Mansour brings more than 19 years of experience in mobile, local and online marketing technology. He joins InfoSpace from eBay, Inc., where he has served as a Vice President and GM of eBay's Seattle office. Prior to eBay, Mr. Mansour worked at Microsoft Corporation in a variety of positions, most recently as General Manager, User Centric Advertising and Local Retail Integration. Mr. Mansour received his B.S. in Economics with minors in Engineering and Music from the University of California, San Diego.

Mr. Mansour will succeed the previous InfoSpace President, Mike Gover, who has submitted his resignation and will pursue other opportunities. "Mike has made major contributions throughout his distinguished tenure at InfoSpace. I want to thank him for his dedication and wish him all the best in his future endeavors." said Mr. Ruckelshaus.

About Blucora

Blucora, Inc. (NASDAQ: BCOR) operates a diverse group of Internet businesses. Its mission is to deliver long-term value to its customers, partners, and shareholders through financial discipline, operational expertise, and technology innovation. Recently named one of Fortune Magazine's 100 Fastest-Growing Companies, Blucora's online businesses reach millions of users worldwide every day. Blucora is headquartered in Bellevue, Washington. For more information, please visit www.Blucora.com. Follow and subscribe to Blucora on Twitter, LinkedIn, and YouTube.

About InfoSpace

InfoSpace, a leading developer of metasearch products and trusted digital information resource, is focused on bringing the best of the Web to Internet users. Infospace's proprietary metasearch technology combines the top results from several of the largest online search engines, providing fast and comprehensive search results on InfoSpace sites including Zoo (www.zoo.com) and Dogpile (www.dogpile.com). Infospace's metasearch technology is available on nearly 150 partner sites, including content, community, and connectivity sites. InfoSpace also operates the website HowStuffWorks. HowStuffWorks.com offers credible, unbiased and easy-to-understand explanations for how the world actually works in thousands of topic areas. More information may be found at www.infospace.com. InfoSpace is a business unit of Blucora, Inc. (NASDAQ:BCOR).

Blucora

Stacy Ybarra, 425-709-8127

stacy.ybarra@ blucora.com